UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): April 15, 2015

CVR REFINING, LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-35781 (Commission File Number)	37-1702463 (I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500 Sugar Land, Texas 77479 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15 2015, CVR Refining, LP, or the "Partnership," entered into an Other Unit Based Award Agreement (the "Award Agreement") with Martin J. Power, Chief Commercial Officer of CVR Refining GP, LLC, the general partner of the Partnership, granting Mr. Power an award of 227,927 notional units (the "Notional Unit Award"). The Notional Unit Award was granted pursuant to the Partnership's Long-Term Incentive Plan ("LTIP"). The award was granted to Mr. Power pursuant to an agreement that also provided for the cancellation of 227,927 Incentive Units (the "Incentive Unit Award") that were granted to Mr. Power by CVR Energy, Inc. on December 1, 2014 and had not yet vested. CVR Energy, Inc. is an affiliate of the Partnership and the parent of the general partner of the Partnership. The Notional Unit Award is economically equivalent to the Incentive Unit Award, and is being made due to the substantial amount of time Mr. Power devotes to the Partnership.

Each notional unit granted pursuant to the Award Agreement represents the right to receive upon vesting, a cash payment equal to the positive difference, if any, between (A) the average closing price of the common units of the Partnership for the first 10 trading days of the month immediately preceding the month in which the vesting date occurs (including any accrued distributions to which Mr. Power is entitled pursuant to the award), and (B) $23.39. The award vests on December 1, 2017, provided Mr. Power continues to serve as an employee of the Partnership or an affiliate, and subject to accelerated vesting in certain circumstances described below.

If on, or at any time following, December 1, 2015 and prior to the vesting date, (i) Mr. Power’s employment is terminated by the Partnership or one of its affiliates by reason of his disability, (ii) Mr. Power's employment is terminated due to his death, (iii) Mr. Power’s employment is terminated by the Partnership or one of its affiliates other than for cause or disability, or (iv) Mr. Power resigns from employment with the Partnership or one of its affiliates for good reason, then, in the case of clause (i), (ii), (iii) or (iv) above, a portion of the notional units calculated by multiplying the total number of notional units granted to Mr. Power by a fraction (the numerator of which is the number of completed calendar months that have lapsed from December 1, 2014 to the date of termination, and the denominator of which is 36), shall become immediately vested on the date of such employment termination. The terms “disability,” “cause” and “good reason” have the meanings ascribed to such terms in the employment agreement between Mr. Power and CVR Energy, Inc. If, within the one (1) year period commencing on the date of a change of control (as defined in the LTIP), (i) Mr. Power’s employment is terminated by the Partnership or one of its affiliates other than for cause or disability, or (ii) Mr. Power resigns from employment with the Partnership or one of its affiliates for good reason, then, any notional units that have not vested prior to such time shall become immediately vested on the date of such employment termination.

The foregoing description of the Award Agreement does not purport to be complete and is qualified in its entirety by reference to the Award Agreement, a copy of which will be filed by the Partnership as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2015 and incorporated into this Item 5.02 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2015

CVR Refining, LP
By: CVR Refining GP, LLC, its general partner

By:	/s/ John R. Walter
John R. Walter,
Senior Vice President, General Counsel and Secretary